Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

STARLIGHT PARENT, LLC,

STARLIGHT MERGER SUB, INC.

and

SOLARWINDS CORPORATION

DATED AS OF

February 7, 2025

i

ii

Exhibit A	Definitions
Exhibit B	Form of Stockholder Written Consent

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of February 7, 2025 (the “Agreement Date”), by and among Starlight Parent, LLC, a Delaware limited liability company (“Parent”), Starlight Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and SolarWinds Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (iv) recommended the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the board of directors of the Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the guaranty of the Equity Financing Sources (the “Guarantors”), dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement (the “Guaranty”) as specified in the Guaranty;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct Subsidiary of Parent.

(b) The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing; provided, that notwithstanding the foregoing, unless otherwise agreed by Parent in writing, neither Parent nor Merger Subsidiary shall be required to effect the Closing prior to April 8, 2025. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c) At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time”.

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2 Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary or Parent:

(a) except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $18.50 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3 or Section 1.5, as applicable;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a). At or prior to the Effective Time, Parent shall deposit with and make available to (or shall cause to be deposited with and made available to) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in Section 1.2(a) in respect of shares of Company Common Stock, but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in Section 1.2(a) in respect of the shares of Company Common Stock (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with and make available to the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the shares of Company Common Stock to the Exchange Agent).

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration in respect of such holder’s shares of Company Common Stock. Until the Merger Consideration in respect of a given share of Company Common Stock has been paid, such share of Company Common Stock shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of shares of Company Common Stock.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (i) there are any losses with respect to any investments of the Exchange Fund; (ii) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 1.2; or (iii) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.2 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 1.2.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon transfer of such shares of Company Common Stock in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5 Company Equity Awards.

(a) Company Options. Neither the Surviving Corporation nor Parent shall assume any Company Options or substitute any Company Option with an option to acquire stock in the Surviving Corporation or Parent stock, in connection with the Merger or any of the other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, to the extent not exercised prior to the Effective Time, each Company Option shall be cancelled, with each former holder of any such cancelled Company Option becoming entitled to receive, at the Effective Time, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option; multiplied by (ii) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon practicable thereafter (but in no event later than the first regularly scheduled payroll date occurring at least five (5) Business Days after the Effective Time).

(b) Company PSUs. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company PSUs, each Company PSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Company PSU (the “Cash Replacement Company PSU”). For purposes of the foregoing, the number of shares of Company Common Stock subject to such Company PSU shall be calculated and determined based on the number of shares subject to such Company PSU (or portion thereof) that were eligible to vest (as determined by the Company in accordance with the applicable award agreement based on the attained performance level for such Company PSU), absent the cancellation of such Company PSU pursuant to the terms of this Agreement. Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, such right to receive the corresponding converted Cash Replacement Company PSU Amount amounts will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Company PSU would have vested and become payable pursuant to its terms. Each Cash Replacement Company PSU Amount shall otherwise remain subject to the same time vesting and settlement terms and conditions as were applicable to the underlying Company PSU immediately prior to the Effective Time (except for terms rendered operative or inoperative by reason of the Transactions) with respect to the receipt of the Cash Replacement Company PSU Amount; provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any payment in respect of any Company PSU that, immediately prior to such cancellation constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company PSU or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

(c) Vested Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Vested Company RSU or substitute any Vested Company RSU with similar awards for stock in the Surviving Corporation or Parent in connection with the Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time shall be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive, in consideration of the cancellation of such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Vested Company RSU (the “Vested Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Vested Company RSU Merger Consideration, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, at the Effective Time or as soon practicable thereafter (but in no event later than the first regularly scheduled payroll date occurring at least five (5) Business Days after the Effective Time); provided that notwithstanding anything to the contrary contained in this Agreement, if applicable, any payment in respect of any Vested Company RSU that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Vested Company RSU or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

(d) Unvested Company RSUs. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such Unvested Company RSU (the “Cash Replacement Unvested Company RSU Amount”). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates of such Unvested Company RSUs, such right to receive the Cash Replacement Unvested Company RSU Amount will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder at the same time as the Unvested Company RSU would have vested and been payable pursuant to its terms. Each Cash Replacement Unvested Company RSU Amount shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the Transactions); provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any payment in respect of any Unvested Company RSU that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Unvested Company RSU or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

(e) The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary.

(f) As soon as practicable following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period or make any non-payroll contributions to the Company ESPP and no new participants may participate in such Offering Period; (ii) no new Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any such Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP on the day immediately prior to the day on which the Effective Time occurs, in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.

Section 1.6 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options, Company PSUs and Company RSUs, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2 Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3 Directors and Officers.

(a) At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2023 and at least one (1) Business Day prior to the Agreement Date (collectively, the “Company SEC Reports”) (excluding in each case any disclosures contained therein (other than those disclosures to the extent related to historical events or historical circumstances affecting the Company and not to the extent related to any forward-looking events or circumstances) under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth therein with respect to any particular Section relating to any representations or warranties of the Company shall be deemed to be disclosed in reference to all other applicable Sections of this Agreement with respect to any representations or warranties of the Company to the extent the relevance of the disclosure in respect of the particular Section is reasonably apparent on its face) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except, solely with respect to Subsidiaries of the Company, where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company (and any amendments thereto) which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Company Charter Documents”) are true, complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in violation of the Company Charter Documents, and no Subsidiary of the Company is in violation of any of its equivalent organizational documents, except, solely with respect to Subsidiaries of the Company, where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on February 3, 2025 (the “Capitalization Date”): (A) 171,603,559 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 113,430 shares of Company Common Stock (having a weighted average exercise price of $0.98); (E) 2,371,282 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming all applicable performance conditions with respect to Company PSUs are satisfied at maximum levels); (F) 1,068,068 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Earned PSUs; (G) 9,869,552 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Time Vesting RSUs; (H) 34,596,198 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options or settlement of the Company RSUs or Company PSUs); and (I) 5,139,699 shares of Company Common Stock were reserved for the future issuance under the Company ESPP. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. As of the Capitalization Date, there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock, as of the Capitalization Date, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the Capitalization Date, neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of any wholly-owned Company Subsidiary. There are no accrued and unpaid dividends with respect to any shares of Company Common Stock.

(b) Except as set forth in Section 3.2(a), from the Capitalization Date through the Agreement Date, the Company has not issued or reserved for issuance any Equity Interests, or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, Equity Securities. Except as set forth in Section 3.2(b) of the Company Disclosure Schedules, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of each outstanding Company Equity Award, the holder (by name) of such Company Equity Award, the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (assuming, in the case of Company PSUs, maximum level of performance) and, in the case of Company Options, the exercise price and expiration date of such Company Equity Award, the vested or unvested status of such Company Equity Award and the vesting schedule of such Company Equity Award (including any acceleration terms). All shares of Company Common Stock issuable upon exercise of Company Options and the settlement of Company RSUs or Company PSUs have been duly reserved for issuance by the Company.

Section 3.3 Authorization; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement and approval of the Merger by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company has delivered to Parent a true, correct and complete copy of the written consent, duly executed by the Principal Stockholders, approving this Agreement and the Transactions, pursuant to Section 5.4.1 of the A&R Stockholders’ Agreement. The delivery of the written consent in the form attached hereto as Exhibit B (the “Stockholder Written Consent”), duly executed by the Principal Stockholders, will satisfy the Company Stockholder Approval and is the only vote or approval of the holders of any of the Company’s capital stock necessary under the Company Charter Documents to approve and adopt this Agreement and consummate the Merger in accordance with Section 228 and Section 251(c) of the DGCL or any other applicable Law.

(b) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Company Board Recommendation”) and (iv) recommended the adoption of this Agreement by the stockholders of the Company, which such resolutions, except after the Agreement Date as permitted by Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws, (iv) compliance with any applicable rules of the NYSE, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 3.3(d) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents or any equivalent organizational documents of Company Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in a violation, breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, or give rise to a right of payment, approval, notice, amendment, modification, termination or cancellation of, or acceleration of any obligation or the loss of any benefit under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, which in the case of each of clauses (ii) through (iv), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Subsidiaries.

(a) The Company has delivered or made available to Parent a true, correct and complete list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary. Section 3.4(b) of the Company Disclosure Schedules sets forth, as of the Agreement Date, (x) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (y) the jurisdiction of organization of each Subsidiary of the Company. Except as set forth on Section 3.4(b) of the Company Disclosure Schedules and except for Equity Interests held by the Company in connection with its ordinary course treasury investment activities, as of the Agreement Date, neither the Company nor any of its Subsidiaries directly owns any (i) outstanding shares of capital stock of, or other equity or voting interests in, or, (ii) outstanding securities of any Person convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any other Person.

Section 3.5 SEC Reports and Financial Statements; Liabilities.

(a) Since January 1, 2023, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and to the Knowledge of the Company as of the Agreement Date, no Company SEC Documents are subject to ongoing investigation or SEC review. None of the Company’s Subsidiaries is, or at any time has been, required to file or furnish any forms, reports or documents with the SEC.

(b) The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.

(c) The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is reasonably designed to provide reasonable assurance that material information with respect to (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

(d) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2023, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act.

(f) The Company and the Company Subsidiaries have no liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than liabilities (a) reflected or otherwise reserved against in the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Audited Balance Sheet”, and the date of the Audited Balance Sheet, the “Audited Balance Sheet Date”) filed by the Company with the SEC prior to the Agreement Date or in the consolidated financial statements of the Company and the Company Subsidiaries (including the notes thereto); (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after the Audited Balance Sheet Date; (d) liabilities for performance of obligations under Contracts binding upon the Company or any Company Subsidiary (other than resulting from a breach thereof); or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6 Absence of Material Adverse Changes, etc. Between the Audited Balance Sheet Date and the Agreement Date, except for actions expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business and (b) there has not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, and since January 1, 2023 there have been no Legal Proceedings, to which the Company or any of the Company Subsidiaries is or was a party that would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Broker’s or Finder’s Fees. Except for each Person set forth on Section 3.8 of the Company Disclosure Schedules or any of their respective Affiliates (each, a “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9 Employee Plans.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each material Company Plan (other than (i) any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for any equity awards that have not yet been issued or any severance, retention, change of control, transaction or similar bonuses (other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law), (ii) any individual consulting services Contract that is terminable upon thirty (30) days’ notice or less or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).

(b) With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan document and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all non-routine correspondence and material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan within the past three (3) years; and (vi) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan is and has been established, maintained, funded and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or properly accrued, or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; (iii) neither the Company nor any of the Company Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and (iv) there is no pending or threatened claim, action or other dispute on behalf of or relating to a Company Employee Benefit Plan (other than routine claims for benefits).

(e) With respect to each Company Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-U.S. Plan”), in each case, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, (iii) no Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Plan.

(f) No Company Employee Benefit Plan is, and neither the Company nor any of the Company Subsidiaries maintain, sponsor, contribute to, have any obligation to contribute to, or otherwise have any current or contingent liability or obligation under or with respect to any: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 412 of the Code or Title IV of ERISA; (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (iv) “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto); or (v) plan or arrangement that provides post-employment, post-ownership, or post-service health or other welfare benefits except as required by Section 4980B of the Code (and for which the beneficiary pays the full premium cost of coverage).

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions could (whether alone or in combination with any other event), (i) result in, or cause the accelerated vesting, payment, or increase the value of, any compensatory payment or benefit to any current or former director, officer, employee, or individual independent contractor of the Company or its Subsidiaries, (ii) require a contribution or funding by the Company or any of its Subsidiaries to a Company Plan or the transfer or setting aside of assets to fund any benefits under an Company Plan, (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan following the Effective Time, or (iv) result in any payment or benefit that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i) No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable, including those imposed under Sections 409A or 4999 of the Code.

Section 3.10 Opinion of Financial Advisor. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC to be subsequently confirmed by delivery of a written opinion, that, as of the date of such written opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in such written opinion, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company Board has received from Jefferies LLC an opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Subsidiary and their respective affiliates). The Company shall, following the execution of this Agreement, provide a true, correct, complete and confidential copy of each such opinion to Parent for informational purposes only on a non-reliance basis.

Section 3.11 Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true and complete in all respects; and (ii) all Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full (whether or not shown on any Tax Return) and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due.

(b) There is no claim, assessment, deficiency, proposed adjustment, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Return. No such claim, assessment, deficiency, proposed adjustment, audit, action, suit or proceeding has been asserted against the Company or any Company Subsidiary in respect of any material Taxes or material Tax Return that remains unpaid or otherwise unresolved.

(c) Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (other than a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(5)).

(d) Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business not primarily related to Taxes), or (ii) any other written arrangement with any taxing authority that is specific to the Company or such Company Subsidiary with respect to income or other material Taxes (including any advance pricing agreement, closing agreement or other similar agreement relating to Taxes with any taxing authority).

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f) During the three (3)-year period ending on the Agreement Date, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed in whole or in part by Section 355(a) or Section 361 of the Code.

(g) Neither the Company nor any Company Subsidiary will be required to make any material adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date.

(h) Neither the Company nor any Company Subsidiary is a party to any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

Section 3.12 Compliance with Laws.

(a) Since January 1, 2023, each of the Company and the Company Subsidiaries has been in compliance with all Laws applicable to the Company or the Company Subsidiaries, as applicable, or by which any of their respective properties or businesses are bound, or any regulation issued under any of the foregoing, and none of them has been notified in writing by any Governmental Authority of any violation by the Company or any Company Subsidiary of, or any investigation with respect to, any such Law, in each case except for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since April 24, 2019, neither the Company nor any Company Subsidiary nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any other agent or third-party representative acting on behalf of the Company or any Company Subsidiary, has (i) taken or failed to take any action, directly or indirectly, that would result in a violation by any such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption and anti-money laundering Laws (collectively, “Anti-Corruption Laws”) or Trade Controls in jurisdictions applicable to the Company or the Company Subsidiaries; (ii) been a Sanctioned Person; (iii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iv) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws.

(c) Since April 24, 2019, neither the Company nor any Company Subsidiary has (i) received from any Governmental Authority or, to the Knowledge of the Company, any other Person, any notice, inquiry, or allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential violation or wrongdoing, in each case, related to Trade Controls or Anti-Corruption Laws.

(d) Each of the Company and the Company Subsidiaries is, and has been since January 1, 2023, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Intellectual Property; Data Privacy.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct and complete list of all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid (or applied for) and enforceable (assuming registration where required for enforcement), (ii) to the Knowledge of the Company, the Company and the Company Subsidiaries solely own all right, title, and interest in and to the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and have a right to use all other Intellectual Property Rights used in the conduct of the businesses of the Company and the Company Subsidiaries pursuant to valid and, to the Knowledge of the Company, enforceable license agreements (or equivalents) subject to the terms and conditions of such license agreements, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity), and (iii) the Company Intellectual Property will be available for use by the Company and the Company Subsidiaries immediately after the Closing Date on substantially similar terms and conditions to those under which the Company and the Company Subsidiaries used the Company Intellectual Property immediately prior to the Closing Date, assuming consent to the Merger is obtained where required. The representation in subpart (ii) of this Section 3.13(b) does not constitute, and is not to be interpreted as, a non-infringement representation, which is covered solely in Section 3.13(d).

(c) Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted, or permitted any person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(d) To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s and the Company Subsidiaries’ conduct of its and their businesses does not infringe, dilute, violate, or misappropriate and, since January 1, 2023, has not infringed, diluted, violated, or misappropriated, the Intellectual Property Rights of any third party. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third party since January 1, 2023, (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, dilutes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions by any Governmental Authority in the ordinary course of prosecution.

(e) To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company possesses its Source Code that is original to the Company for the Company Products. The Company and each of the Company Subsidiaries have exercised reasonable business discretion with respect to the protection of their rights in the Company Intellectual Property and the protection and preservation of the confidentiality of the Trade Secrets that are Company Intellectual Property and other confidential information of the Company or any Company Subsidiary in each case that are material to the business of the Company and the Company Subsidiaries, taken as a whole, and, to the Company’s Knowledge with respect to confidential information of third parties, materially in accordance with the Contract under which the third party’s confidential information has been provided to the Company or any Company Subsidiary by any other Person. To the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation by any Person of any such confidential information, Trade Secrets, or Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company, the Company Subsidiaries and any third-party processing Protected Data on behalf of the Company or any Company Subsidiary, have not experienced any Security Breach in the period since January 1, 2023. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any of the Company’s confidential, proprietary Source Code to any material Software for any Company Product, such arrangements (i) contain customary contractual protections designed to appropriately limit the rights of such third-party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code and (ii) to the Company’s Knowledge, are limited to license grants to employees, contractors, consultants and service providers involved in the development, delivery, or maintenance of Company Products in the ordinary course with a bona fide need to access or use such Source Code in the ordinary course, except as would not reasonably be expected to be material. To the Company’s Knowledge and except for human-readable scripting code contained in any Company Product, web-based application or webpage (to the extent an end user receives such scripting code in non-compiled or scripted form for ordinary commercial use or administration of the applicable Company Product, web-based application or webpage) and as contemplated by the foregoing clause (ii), no other Person is in possession of, or has been granted any current or contingent license or other right with respect to, any Source Code owned by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole, and no such Source Code has been placed in escrow by the Company or any Company Subsidiary.

(g) Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Products (in whole or in part) or Company Intellectual Property that do not vest with the Company or the Company Subsidiaries initially by operation of Law have done so pursuant to a valid and, to the Knowledge of the Company, enforceable Contract that (i) protects the confidential information of the Company and the Company Subsidiaries and (ii) assigns to the Company or a Company Subsidiary exclusive ownership of such Person’s contribution or development, except as limited by applicable Law. No Governmental Authority, university, or educational institution has, as a result of the provision of funding, personnel, or facilities by any such Governmental Authority or any university or other educational institution, ownership or any exclusive rights to any Company Product or Company Intellectual Property material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, and no Governmental Authority or any university or other educational institution has any ownership in or rights to any such Intellectual Property Rights, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. For clarity, payment from a Governmental Authority, or a university or other educational institution to the Company or a Company Subsidiary in consideration for purchase of, non-exclusive license or subscription to the Company Products will neither be deemed “funding” nor “other rights” under this Section 3.13.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to any Software licensed on an “open source” or “freeware” basis that interacts with, is bundled with, embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary, (i) since January 1, 2023, the Company and the Company Subsidiaries are and have been in compliance with all applicable licenses with respect thereto, and (ii) neither the Company nor any Company Subsidiary has integrated, embedded, linked to, incorporated, or otherwise interacted with any such Software in a manner that requires or would require (or conditions the grant of any rights upon) any proprietary Software of the Company or any Company Subsidiary (including any Source Code thereto), (A) to be disclosed or distributed in source code form, (B) to be licensed for purposes of preparing derivative works, or (C) to be redistributed at no, or de minimis, charge.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, lease or license Business Systems that are, to the Company’s Knowledge, sufficient to operate the businesses of the Company and the Company Subsidiaries as they are currently conducted, (ii) the Company has taken commercially reasonable actions designed to protect the security of the Business Systems and the data stored therein or transmitted thereby, (iii) there has not been any failure with respect to any of the Business Systems that caused a disruption in the Company’s and the Company Subsidiaries’ business that has not been remedied in all material respects, (iv) there are, and for the past twelve (12) months have been, no defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Company Products that would prevent the same from performing substantially in accordance with their published user specifications other than those that are addressable in the ordinary course, and (v) to the Company’s Knowledge, there is no Malicious Code in any of the Company Products or the Business Systems, and the Company and the Company Subsidiaries have not received any complaints in writing from any Person alleging any Malicious Code or Technical Deficiencies other than those that are addressable in the ordinary course.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and the Company’s and the Company Subsidiaries’ conduct of its and their businesses are in compliance with, and since January 1, 2023 have been in compliance with, applicable Data Security Requirements, (ii) the Company and the Company Subsidiaries have implemented and maintain policies and procedures designed to comply with its and their obligations under applicable Privacy Laws, (iii) to the Knowledge of the Company, since January 1, 2023, neither the Company, nor any Company Subsidiary has (A) been subject to any Legal Proceedings alleging violation of any Data Security Requirements, or (B) received written notices alleging violation of applicable Data Security Requirements (excluding, for the avoidance of doubt, data subject requests from individuals received in the ordinary course), and (iv) to the Company’s Knowledge, the consummation of the Transactions will not result in any violations of applicable Data Security Requirements.

Section 3.14 Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council, or other employee representative body (collectively, “CBAs”), nor is any such CBA presently being negotiated, nor, to the Knowledge of the Company, is there, or since January 1, 2023 has there been, a representation campaign or other union organizing activities respecting any of the employees of the Company or any of the Company Subsidiaries. There is no, and since January 1, 2023 there has been no, pending or, to the Knowledge of the Company, threatened, unfair labor practice charge, labor grievance, labor arbitration, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have no pre-signing legal or contractual requirements to provide notice to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, labor organization, works council, or other employee representative, in connection with the execution of this Agreement or the Transactions.

(b) The Company and the Company Subsidiaries have promptly, thoroughly and impartially investigated all sexual harassment, or retaliation allegations since January 1, 2023 of which any of them is or has been made aware. With respect to each such allegation with potential merit made since January 1, 2023, the Company and the Company Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and the Company Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries (in each case, in their capacity as such), that, if known to the public, would bring the Company or any of the Company Subsidiaries into material disrepute.

Section 3.15 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid as of the Agreement Date. The Company has made available to Parent copies of all such currently effective material insurance policies, effective as of the Agreement Date, issued to the Company or any of its Subsidiaries (the “Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company Insurance Policies is in full force and effect and all premiums due have been paid; and (b) neither the Company nor any of its Subsidiaries is in breach or default under any Company Insurance Policy, and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice of non-renewal, termination, invalidation or cancellation of any Company Insurance Policy.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries (i) are, and since January 1, 2023 have been, in compliance with all Environmental Laws (which compliance includes obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws), and (ii) have not since January 1, 2023 (or earlier to the extent unresolved) been subject to any Legal Proceeding, Order or claim, or received written information or notice relating to, any violation or liability pursuant to Environmental Laws, and (b) neither the Company or any of the Company Subsidiaries (or any other Person to the extent giving rise to liability for the Company or any of the Company Subsidiaries) has stored, disposed of or arranged for the disposal of, treated, transported, handled, released, manufactured, distributed, or exposed any Person to, or owns or operates any real property or facility contaminated by, Hazardous Materials.

Section 3.17 Material Contracts.

(a) Except for this Agreement or as set forth in Section 3.17 of the Company Disclosure Schedules, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii) any Contract that provides for the formation, creation, operation, management or control of any joint venture with a third party;

(iv) any settlement, conciliation or similar Contract that would require the Company or any of its Subsidiaries to pay more than $2,500,000 after the Agreement Date or that contains restrictions on the business and operations of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole;

(v) any Contract that is with any of the top ten (10) vendors of the Company and the Company Subsidiaries, by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year;

(vi) any Contract that is with any of the top ten (10) sources of revenue (whether customers or distributors) of the Company and the Company Subsidiaries, by dollar amount received by the Company and the Company Subsidiaries for the prior fiscal year;

(vii) any Contract for (A) the acquisition or disposition by the Company or any Company Subsidiary of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case in amounts in excess of $10,000,000, and (B) pursuant to which the Company or any of its Subsidiaries has any earn-out, holdback, indemnification or any other similar deferred or contingent payment obligations remaining to be performed on or after the Agreement Date;

(viii) obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $5,000,000;

(ix) prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of Company Subsidiary or prohibits or requires the pledging of the capital stock of the Company or any Company Subsidiary;

(x) any indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract relating to the borrowing or lending of Indebtedness in a principal amount in excess of $1,000,000, except for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business and extensions of credit to customers or from vendors in the ordinary course of business;

(xi) any CBA;

(xii) any material Government Contract (other than a customer or distributor Contract);

(xiii) any Contract material to the Company and the Company Subsidiaries (A) under which the Company or any Company Subsidiary licenses or is otherwise granted by any third party any right to use any Intellectual Property Rights (other than (x) any non-exclusive license that is incidental to the transaction contemplated in the applicable Contract in which such license is set forth, the primary commercial purpose of which is not the grant of such license, (y) non-disclosure agreements entered into in the ordinary course of business, and (z) non-exclusive licenses to commercially-available, off the shelf Software and all other non-material, non-exclusive licenses that were granted in the ordinary course of business, (B) under which the Company or any Company Subsidiary licenses or otherwise grants to any third party any rights to use any Intellectual Property Rights (other than (x) any non-disclosure agreements entered into in the ordinary course of business, and (y) non-exclusive licenses granted in the ordinary course of business), (C) for the development of material Intellectual Property Rights for the Company or any Company Subsidiary (other than Contracts with employees and contractors and other third parties entered into in the ordinary course of business under which such Persons are obligated to assign, except as limited by Law, the developed Intellectual Property Rights to the Company or any Company Subsidiary), and (D) entered into to settle or resolve any Intellectual Property Rights-related dispute or otherwise materially and adversely affecting the Company’s or any Company Subsidiary’s rights to use or enforce any material Company Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; and

(xiv) any Contract that (1) contains any restrictions or covenants that purport to limit or otherwise restrict the ability of the Company or the Company Subsidiaries (or after the Closing Date, the Surviving Corporation or Parent) to compete in any line of business with any Person in any geographic area anywhere in the world, (2) prohibits the Company or any Company Subsidiary from entering into any partner or similar agreements with third parties, (3) binds any such party through any customer or similar non-solicitation covenant or any non-competition covenant; (4) grants exclusivity or “most favored nation” protections or rights of first refusal, rights to participate, rights of first offer or rights first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or its Subsidiaries’ suppliers); or (5) contains obligations that limit the freedom or right of the Company or any Company Subsidiary to develop, sell or distribute any products or services for any other Person; in each case, other than such Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property nor is party to any Contract or option to purchase any real property or interest therein.

(b) Section 3.18(b) of the Company Disclosure Schedules sets forth a true and correct list of all properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith and includes the date and name of the parties to each Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all

Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease.

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.

Section 3.19 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.20 Government Contracts. Since January 1, 2023, neither the Company nor any Company Subsidiary has (a) breached or violated in any material respect any applicable Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or disbarred from bidding on governmental contracts by a Governmental Authority; (c) been audited or, to the Company’s Knowledge, investigated by any Governmental Authority with respect to any Government Contract that resulted in any adverse finding; (d) conducted or initiated any internal investigation or made or been under any obligation to make any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or the Company’s or any Company Subsidiary’s failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract contingent on the Company representing itself as a small business or as having some other preferred bidder status; or (h) entered into any Government Contracts payable on a cost-reimbursement basis. The Company and the Company Subsidiaries have established and maintained adequate internal controls for compliance with their respective Government Contracts in all material respects. Since January 1, 2023, all invoices and claims for payment submitted by the Company and its Subsidiaries were current, accurate and complete in all material respects as of their respective submission dates. As of the Agreement Date, there are no material outstanding claims or disputes between the Company or any Company Subsidiary, on the one hand, and any Government Authority or any prime contractor, on the other hand, arising under or relating to any of the Company’s or any of the Company’s Subsidiary’s Government Contracts. The Company and each Company Subsidiary are in material compliance with all national security obligations and requirements, including those specified in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117.

Section 3.21 Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Information Statement will, when the Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries expressly for inclusion or incorporation by reference in the Information Statement will, at the time such Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.21 shall not apply to statements or omissions included or incorporated by reference in the Information Statement to the extent based upon information supplied by Parent, Merger Subsidiary or any of its or their Representatives specifically for use or incorporation by reference therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the Agreement Date (the “Parent Disclosure Schedules”), each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company true, correct and complete of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Subsidiary and Parent.

Section 4.2 Authorization; No Conflict.

(a) The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.15, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any additional actions or filings, except those that the failure of which to make or obtain, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.

(c) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.

Section 4.3 No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the other Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.4 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5 Broker’s or Finder’s Fees. Except for fees and commissions of Persons which will be paid by Parent or its Subsidiaries, no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6 Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7 Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Information Statement will, when the Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder

Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Information Statement will, at the time such Information Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Information Statement to the extent based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8 Solvency. None of Parent or Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Parent, the Company and the Company Subsidiaries (on a consolidated basis) will, immediately after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other Transactions and the payment of all related fees and expenses, and assuming (x) the Company and the Company Subsidiaries (on a consolidated basis) are Solvent immediately prior to giving effect to the Transactions, (y) the performance by the Company of its obligations hereunder in all material respects and all other conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions as set forth herein are satisfied or waived and (z) the representations and warranties in Article III are true and correct in all material respects and all other conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions set forth herein are satisfied or waived, be Solvent at and after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent, the Company and the Company Subsidiaries (on a consolidated basis) will exceed their debts, (b) Parent, the Company and the Company Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature in the ordinary course, and (c) Parent, the Company and the Company Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9 Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10 Financing.

(a) Parent has received and accepted, and delivered to the Company true, correct and complete copies of, (i) the fully executed debt commitment letter and redacted fee letter (of which only the fee amounts, pricing and economic components of “flex” terms have been redacted; provided that any such redacted terms do not affect the conditionality of or reduce (below the Required Amount) the amount of cash proceeds available to Parent and Merger Subsidiary), each dated as of the Agreement Date (the “Debt

Commitment Letters”), from the agents, arrangers, managers, lenders and other entities party thereto (collectively with any other agents, arrangers, managers, lenders and other entities from time to time party thereto and such Persons’ Affiliates, successors and assigns, the “Debt Financing Sources”) confirming their respective commitments to provide Parent (or its Affiliate) with debt financing in connection with the Transactions (the “Debt Financing”) and (ii) fully executed equity commitment letters (the “Equity Commitment Letters,” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from each of the parties listed on Annex I hereto (the “Equity Financing Sources” and together with the Debt Financing Sources, the “Financing Sources”) confirming the respective counterparties’ commitments to provide Parent (or its Affiliate) with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Equity Financing,” and together with the Debt Financing, the “Financing”). Assuming (x) that the Financing contemplated by the Financing Commitment Letters is fully funded on the terms set forth therein and (y) the satisfaction of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Transactions as set in Article VI, Parent and Merger Subsidiary will have, when taken together with available cash of the Parent and Merger Subsidiary and $225,000,000 of available cash of the Company and Company Subsidiaries, funds sufficient at the Closing to pay the aggregate Merger Consideration upon the terms contemplated by this Agreement, consummate the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives required to be paid in connection with the Closing pursuant to this Agreement (such required funds, collectively, the “Required Amount”).

(b) Each of the Equity Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and Merger Subsidiary and the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company is a third-party beneficiary of the Equity Commitment Letters on the terms set forth therein. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Parent or Merger Subsidiary has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the Agreement Date. As of the Agreement Date, none of the Financing Commitment Letters have been amended or modified in any respect, no such amendment or modification is contemplated (other than any such amendment or modification permitted by Section 5.9(a)) and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, any other party thereto under any Financing Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters delivered to the Company, and, as of the Agreement Date, Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could adversely affect the availability of the Financing on the Closing Date other than as expressly set forth in the Financing Commitment Letters.

Section 4.11 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect as of the Agreement Date and constitutes a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Guaranty.

Section 4.12 CFIUS Foreign Person Status. The Parent is not a “foreign person,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

ARTICLE V

COVENANTS

Section 5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance requirements. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Without limiting the foregoing, the Company shall, to the extent legally permissible, use commercially reasonable efforts to (x) keep Parent reasonably informed on a prompt basis of all substantive developments and events relating to any Material Legal Proceeding (including by promptly forwarding copies to Parent of any substantive correspondence sent to or received from any Governmental Authority with respect thereto) and, if requested by Parent, provide Parent with information with respect to fees and expenses incurred by the Company in connection with any Material Legal Proceeding, (y) to the extent practicable, provide Parent (or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials reasonably in advance of the submission of such filings or materials (provided that such opportunity to review and comment would not delay any such submission), and consider such comments in good faith, and provide Parent with copies of such filings and materials promptly following submission thereof, and (z) if requested by Parent, to the extent practicable, consult with Parent in connection with the legal strategy with respect to any Material Legal Proceeding and consider Parent’s advice in good faith. Notwithstanding the foregoing, nothing in this Section 5.1 will require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company: (A) would violate any of its or its Affiliates’ respective obligations under Law or Contract with respect to confidentiality; (B) would result in a violation of applicable Law; or (C) would result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; provided, that the Company shall use its commercially reasonable efforts to allow such inspection or disclosure (or as much of it as possible) in a manner that does not result in a violation of such confidentiality obligations, violation of such Law or losses of such legal protection.

Section 5.2 Operation of the Company’s Business.

(a) Except (i) as expressly required or expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) (or their respective subsections) of the Company Disclosure Schedules, or (iv) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to: (A) conduct its and their respective businesses in the ordinary course in all material respects (including with respect to any Material Legal Proceedings); and (B) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain its and their respective relations and goodwill with the Persons having material business relationships with the Company or the Company Subsidiaries.

(b) Except (w) as expressly required or expressly permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(a) or Section 5.2(b) (or their respective subsections) of the Company Disclosure Schedules, or (z) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside, set a record date for, or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date, and (2) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof and/or any related withholding taxes.

(ii) sell, issue, grant, pledge or authorize the sale, issuance, or grant of any Equity Interests, except that the Company may issue shares of Company Common Stock pursuant to the exercise, vesting or settlement of Company Equity Awards under the Stock Plans outstanding on the Agreement Date and in connection with the exercise of rights under the Company ESPP in the ordinary course of business as set forth in Section 1.5(f);

(iii) except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents or any equivalent documents of any Company Subsidiary;

(v) acquire (A) any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or (B) any portion of the assets of any Person (other than in the ordinary course of business) other than acquisitions for which the aggregate amount of consideration paid by the Company and the Company Subsidiaries in connection with all such asset acquisitions would not exceed $5,000,000 in the aggregate;

(vi) other than in the ordinary course of business, enter into any Contract that, if in existence on the Agreement Date, would be a Company Material Contract;

(vii) other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract;

(viii) waive or release any material noncompetition, or nonsolicitation covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(ix) sell, transfer, assign, abandon, cancel, allow to lapse, or otherwise dispose of, or grant any Lien (other than Permitted Liens) upon, or lease or license any material right, or other material asset or property (including Intellectual Property Rights) of the Company and the Company Subsidiaries to any other Person, in each case, except with respect to (A) inventory and transactions in the ordinary course of business or (B) such rights, assets or properties (excluding, in each case, Intellectual Property Rights) with a fair market value that does not exceed $1,000,000, individually, or $5,000,000, in the aggregate;

(x) modify in any material respect any of its material polices related to Data Security Requirements, or any material administrative, technical or physical safeguards related to data privacy or data security, except (A) to remediate any security issue, (B) for the purpose of enhancing data security or integrity, (C) to comply with Data Security Requirements, or (D) as otherwise directed or required by a Governmental Authority;

(xi) disclose or escrow any material Trade Secrets or other confidential information, including any Source Code for the Company Products, to any third Person (other than pursuant to a written confidentiality Contract entered into in the ordinary course of business with reasonable protections for such Trade Secrets and other confidential information);

(xii) (A) lend money to any Person (other than advances to customers or Company Employees in the ordinary course of business) or amend, prepay or assume any Indebtedness or (B) incur or guarantee any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business, which shall not exceed $1,000,000 in the aggregate), except, in each case, any such Indebtedness solely among the Company and any Company Subsidiary;

(xiii) make or authorize any capital expenditures other than capital expenditures not in excess of the aggregate capital expenditure budget set forth in Section 5.2(b)(xiii) of the Company Disclosure Schedules;

(xiv) except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date, (A) provide for any increase in compensation or benefits payable to any current or former director, officer, employee, or individual service provider of the Company or any of the Company Subsidiaries; (B) grant or increase any severance, termination, retention, transaction, change in control, equity or equity-based compensation or similar compensation or benefits of any current or former director, officer or employee, or individual service provider of the Company or any of the Company Subsidiaries or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former director, officer, employee, or individual service provider of the Company or any of the Company Subsidiaries, other than severance payments made or granted in accordance with the Company Plans in effect on the Agreement Date in the ordinary course of business (provided such termination does not require Parent’s prior approval under another subsection of this Section 5.2(b)(xiv));

(C) establish, adopt, enter into, modify, amend, or terminate any Company Plan or any plan, program, agreement or arrangement that would constitute a Company Plan if in effect on the Agreement Date, other than entry into at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable Law) entered into with new hires permitted pursuant to clause (D) below (provided that any such offer letter or employment agreement does not provide for severance payments (unless otherwise required by Law with respect to an employee located outside of the United States), notice periods in excess of thirty (30) days (unless otherwise required by Law with respect to an employee located outside of the United States), equity or equity-based grants or any transaction or retention bonuses); or (D) hire or engage, or terminate (other than for cause) any employee or independent contractor that would be entitled to receive annual base salary in excess of $350,000;

(xv) settle any Legal Proceeding in a manner that (1) results in the payment of monetary damages by the Company or any of its Subsidiaries in an amount exceeding $10,000,000 individually, or (2) that would result in any admission of wrongdoing or fault or the imposition of any non-monetary relief or Order that would reasonably be expected to materially restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries, other than (A) any Legal Proceeding brought against Parent or Merger Subsidiary arising out of a breach or alleged breach of this Agreement by Parent or Merger Subsidiary, (B) any Transaction Litigation, which shall be governed by Section 5.10, or (C) any Legal Proceeding related to dissenters’ rights, which shall be governed by Section 1.4.

(xvi) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xvii) adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, except for any such transactions solely between or among any of the Company Subsidiaries or solely between or among any of the Company Subsidiaries and the Company and which would not result in there being any net increase in Liability of the Company and the Company Subsidiaries, in the aggregate, following the Closing;

(xviii) enter into any material new line of business;

(xix) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of the Company Subsidiaries or enter into, modify, extend or terminate any CBA;

(xx) implement or announce any employee layoffs, furloughs, reductions in force, plant closings or other similar actions that would trigger notice obligations under the WARN Act;

(xxi) (A) make (other than consistent with past practice), change or revoke any material Tax election; (B) materially amend, modify or otherwise change any previously filed Tax Return (other than as required pursuant to any settlement or resolution of any Tax Legal Proceeding); (C) adopt, or request permission from any taxing authority to change, any accounting method in respect of material Taxes; (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority with respect to a material Tax liability; or (E) settle any claim or assessment in respect of any Tax liability in excess of $10,000,000 individually or $25,000,000 in the aggregate with any Governmental Authority (or extend or waive any statute of limitations with respect thereto); or

(xxii) authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3 Acquisition Proposals.

(a) No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause the other Representatives of each of the Company and the Company Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, or knowingly assist, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii) engage in, continue or otherwise participate in any discussions (other than solely informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person, in each case, relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case, other than to Parent and its Representatives);

(iii) provide any Person (in each case, other than Parent and its Representatives) with access to the business, properties, personnel, books or records of the Company or any Company Subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(v) approve, endorse, recommend or execute, or enter into, any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each of the foregoing, an “Alternative Acquisition Agreement”); or

(vi) authorize or commit to do any of the foregoing.

(b) Exceptions. Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to (but not after) 11:59 p.m. New York City time on the Threshold Date, and notwithstanding the execution and delivery to the Company of the Stockholder Written Consent, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal after the execution of this Agreement if the Company (x) did not violate Section 5.3(a) in any material respect with respect to such Person or Acquisition Proposal, and entered into with such Person a confidentiality agreement executed by such Person and the Company which (A) is on terms that, taken as a whole, are not materially less restrictive to such Person than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (B) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (b) being, an “Acceptable Confidentiality Agreement”)), and (y) promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any non-public information concerning the Company or the Company Subsidiaries that the

Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations pursuant to an Acceptable Confidentiality Agreement with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in any of clauses (i) or (ii) above, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) based on information then available that (x) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (y) the failure to take any such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (B) prior to taking any action described in the foregoing clause (iii) above, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Notice of Acquisition Proposals. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) following receipt thereof notify Parent in writing (i) of any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, received by the Company or any of its Representatives, and (ii) if any discussions or negotiations regarding any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, are sought to be initiated or continued with the Company or any of its Representatives, and in each case of clauses (i) and (ii), the Company will provide Parent, in connection with such notice, a summary of the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements (including financing commitments that are redacted to the extent required by the applicable financing sources), and the identity of the Person(s) making the proposal or offer). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such requests, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, and shall provide Parent with a copy of all material documentation relating thereto.

(d) No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation in connection with the Merger, (B) approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Information Statement, (D) fail to publicly reaffirm the Company Board Recommendation within three (3) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions) or (E) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any tender offer or exchange offer for any class of outstanding voting or equity securities of the Company subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary or any Affiliate thereof) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii) shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.

(e) Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to (but not after) the delivery to the Company of the Stockholder Written Consent, the Company Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to any material event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date, or if known or reasonably foreseeable by the Company Board as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable by the Company Board as of the Agreement Date (in each case, other than any such event, occurrence, development or state of facts which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such event, occurrence, development or state of facts or circumstances, an “Intervening Event”), (1) in each case of clauses (A) and (B), only if prior to making such a Change of Recommendation the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the Company Board directors’ fiduciary duties under applicable Law and (ii) if the Company Board would have been permitted to make a Change of Recommendation pursuant to clause (i)(A) above (assuming for this purpose only that the Stockholder Written Consent had not been delivered to the Company as of such relevant time), the Company may, at any time prior to (but not after) 11:59 p.m. New York City time on the Threshold Date, (x) make a Change of Recommendation pursuant to clause (B) of the definition of Change of Recommendation with respect to an Acquisition Proposal that did not arise from a violation of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal and (y) terminate this Agreement pursuant to Section 7.1(g) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i) such Acquisition Proposal did not arise from a violation of Section 5.3(a) and the Company shall have complied in all material respects with its obligations under this Section 5.3;

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with such Acquisition Proposal, the information specified in Section 5.3(c) relating to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii) the Company shall have during the Notice Period (x) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that with respect to (A) an Intervening Event, the Company Board no longer determines in good faith

(after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, or (B) such Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal and the need to effect a Change of Recommendation or terminate this Agreement is obviated; and (y) permitted Parent and its Representatives to make a presentation to the Company Board regarding adjustments with respect to this Agreement that are contemplated by the foregoing clause (x) (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revision, update or supplement to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new Determination Notice (it being understood that the “Notice Period” in respect of such new Determination Notice will be two (2) Business Days) to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised, updated or supplemented Superior Proposal contemplated thereby;

(iv) at or following the end of such applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) such Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, a failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case, taking into account any revisions to this Agreement and the other documents contemplated hereby made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v) solely in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(g) (including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 7.1(g)).

(f) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), which statement or communication expressly reaffirms the Company Board Recommendation; or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g) Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), the Company agrees that immediately following the execution and delivery of this Agreement it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. In addition, as promptly as practicable following the execution and delivery of this Agreement, the Company will request the prompt return or destruction of all non-public information concerning the Company and Company Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement was entered into since January 1, 2024 (and which remains in effect) in connection with its consideration of an Acquisition Proposal.

(h) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any Representatives of the Company or any Company Subsidiary (acting on behalf of, and at the authorization of, the Company or the Company Subsidiaries) will be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4 Stockholder Written Consent; Preparation of the Information Statement.

(a) As soon as practicable following the execution of this Agreement and in lieu of calling a meeting of the Company stockholders, the Company shall use its reasonable best efforts to obtain the Stockholder Written Consent. Promptly following receipt of the Stockholder Written Consent, the Company will provide Parent with a copy of such Stockholder Written Consent. In connection with the Stockholder Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company Charter Documents. If the Stockholder Written Consent is not received by the Company and delivered to Parent within twenty-four (24) hours following the execution of this Agreement, Parent will be entitled to terminate this Agreement pursuant to Section 7.1(c).

(b) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after receipt of the Stockholder Written Consent, and in no event later than the date that is twenty (20) Business Days after the Agreement Date, a written information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act containing (A) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Written Consent and the Merger, (B) the notice of action by written consent required by Section 228(e) of the DGCL and (C) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Each of Parent and the Company shall provide the other with information concerning Parent and the Company, as applicable, as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Information Statement and the resolution of any comments in respect thereof received from the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Information Statement prior to filing the Information Statement with the SEC or any dissemination thereof to the Company stockholders, and shall consider in good faith any comments on each such document or response that are reasonably proposed by Parent.

(c) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Information Statement and shall provide Parent with a reasonable opportunity to review and comment on any written responses to any such comments of the SEC with respect thereto and shall consider in good faith all reasonable comments provided by Parent and its Representatives with respect thereto. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Information Statement by the SEC, and the Company shall use its reasonable best efforts to cause the definitive Information Statement to be filed with the SEC and to be disseminated to the Company stockholders as promptly as reasonably practicable after the first to occur of (1) the date the SEC staff advises that it has no further comments thereon, (2) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, and (3) expiration of the ten (10)-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement; and (4) the date the SEC staff advises that the Company may commence mailing the Information Statement. The Company shall ensure that the Information Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder); provided, that Parent shall be responsible for the accuracy and completeness of any information supplied by or on behalf of Parent or its Affiliates included therein. If at any time prior to the filing of the Information Statement or any dissemination thereof to the Company stockholders, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Information Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Information Statement to include disclosure of such fact, event or circumstance.

(d) Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Information Statement which, if not corrected, would result in the Information Statement containing a misstatement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall be responsible for 100% of any filing fees associated with filing of the Information Statement and any related filing made by the Company with the SEC.

Section 5.5 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement including Section 5.5(d), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as reasonably practicable, including (x) preparing and filing as promptly as practicable (and in any event shall make appropriate filings pursuant to the HSR Act on the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings required to be made pursuant to Antitrust Laws and Foreign Investment Laws (if any) hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, use their respective reasonable best efforts to (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law and Foreign Investment Laws (if any) concerning the Merger or any of the other Transactions; (iii) provide each other in advance to the extent practicable, with a reasonable opportunity for review and comment, and consider in good faith any such reasonable comments, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions (excluding HSR Act filings); and (iv) to the extent practicable provide each other advance notice of any substantive meetings, conferences, or discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority or applicable Law, permit one another to attend and participate in all such substantive meetings, conferences and discussions, either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the reasonable views of the other in connection with, any filing made with, or substantive written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period or enter into any agreement or understanding with any Governmental Authority to extend any waiting period without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent may, only with the consent of the Company, “pull and refile” the Notification and Report Form required by the HSR Act pursuant to 16 C.F.R. 803.12 in connection with this Agreement and the Merger and, should Parent make such “pull and refile”, Parent shall refile on a date reasonably agreed upon between outside counsel for Parent and the Company. The Company and Parent may, as they deem advisable, redact any materials as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of the Company, Parent or their respective Affiliates and Subsidiaries), and to remove references concerning the valuation of the Company, Parent and their respective Affiliates or Subsidiaries, or designate any competitively sensitive materials provided to the other under this Section 5.5(a) as “legal counsel only.” Materials designated “legal counsel only” and the information contained therein shall be given only to outside or in-house counsel of the recipient and will not be disclosed by such counsel to employees (excluding in-house counsel), officers, or directors of the recipient without the advance written consent of the party providing such materials.

(b) [Reserved].

(c) Status. Subject to Section 5.5(a) and applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other substantive communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from (i) any third party alleging that consent of such party is or may be required in connection with the Transactions and (ii) any Governmental Authority with respect to the Transactions.

(d) Regulatory Matters. Each of the Company and Parent shall use its reasonable best efforts to take or cause to be taken, and Parent agrees to cause its Subsidiaries to use their reasonable best efforts to take or cause to be taken, the following actions:

(i) the prompt provision to the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice in respect of the HSR Act (each, “Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity that are necessary, proper or advisable to permit consummation of the Transactions, including but not limited to promptly complying with any Request for Additional Information issued under the HSR Act by each Government Regulatory Entity, provided that each of the Company and Parent may take reasonable steps to negotiate and limit the scope of any such requests; and

(ii) steps to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment, in each case, in respect of the HSR Act, that would, or would reasonably be expected to, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent or its Subsidiaries or the Company or any Company Subsidiary (and the entry into agreements with, and submission to orders of, the relevant Government Regulatory Entity giving effect thereto) if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law, in each case by any Government Regulatory Entity that would, or would reasonably be expected to, prevent, enjoin or otherwise prohibit consummation of the Transactions on or prior to the Termination Date (it being understood that any such action affecting the assets or operations of Parent or any of its Subsidiaries or the Company or any Company Subsidiary shall be contingent upon the occurrence of the Closing); provided, however, that Parent and its Subsidiaries shall not be required to take or agree to take any such action that would reasonably be expected to result in an event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, would have or be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(e) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Subsidiary, the Company or any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to control the strategy for obtaining all Governmental Approvals; provided that, except as may be prohibited by any Government Regulatory Entity or applicable Law, Parent shall coordinate with the Company with respect to such strategy.

(f) From the Agreement Date until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, Parent shall not, and shall cause its Affiliates not to, enter into or agree to enter into any definitive written Contracts providing for, or consummate, any acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, the Company or any of their respective Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period, in each case in respect of the HSR Act, which is necessary to consummate the Transactions, including the Merger, or (ii) materially increase the risk of any Governmental Authority in respect of the HSR Act entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger.

Section 5.6 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.7 Public Announcements. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other Transactions, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules or regulations of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (in which case the party required to make such release or public statement shall, to the extent reasonably practicable under the circumstances, use its commercially reasonable efforts to consult with the other party about, and consider the other party’s reasonable comments with respect to, such release or public statement in advance of such issuance) or (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response to any of the foregoing contemplated by this clause (B). Notwithstanding the foregoing, Parent will not be obligated to consult with the Company with respect to communications that are made in the ordinary course of business to existing or prospective general or limited partners, equityholders, financing sources, members or investors of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions.

Section 5.8 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time, and, solely with respect to the A&R Stockholders’ Agreement, the Covered Persons (as defined therein) (together, the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case, as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary set forth on Section 5.8 of the Company Disclosure Schedules, and the A&R Stockholders’ Agreement, in each case, as in effect as of the Agreement Date; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under Section 5.8(b), then the obligations of the Surviving Corporation and Parent shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary set forth on Section 5.8 of the Company Disclosure Schedules and in effect as of the Agreement Date, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable Law. Notwithstanding anything to the contrary in this Section 5.8, the Company shall use reasonable best efforts to terminate the A&R Stockholders’ Agreement in accordance with the terms thereof, with such termination to be effective as of immediately prior to the Effective Time.

(b) Indemnification. Without limiting the generality of the provisions of Section 5.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of the Company Subsidiaries for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.8(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, subject to the execution by such Indemnified Persons of undertakings, to the extent required by Law or agreement, in favor of the indemnifying parties to repay such advanced fees and expenses if it is ultimately determined in a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified hereunder.

(c) Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (such aggregate policies, the “D&O Insurance” and the tail the “D&O Insurance Tail”). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such D&O Insurance Tail in full force and effect and continue to honor their respective obligations thereunder for the six-year period commencing immediately after the Effective Time. In satisfying its obligations pursuant to this Section 5.8(c), the Company shall not, without Parent’s prior written consent, pay a net premium for the D&O Insurance Tail in excess of 300% of the aggregate amount paid by the Company for coverage for its last full fiscal year prior to the Agreement Date (such 300% amount, the “Current Premium Threshold”), it being understood that if the net premiums payable for the D&O Insurance Tail exceed the Current Premium Threshold, the Company shall obtain a D&O Insurance Tail with the greatest coverage available for a cost equal to the Current Premium Threshold.

(d) Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.8.

(e) No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the D&O Insurance Tail (and their heirs and representatives)) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.8 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.

Section 5.9 Financing and Cooperation.

(a) No Amendments to Financing Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary will not permit any amendment or modification to be made to, or any waiver of any provision or remedy available to it pursuant to, the Financing Commitment Letters if such amendment, modification or waiver would, (i) reduce the aggregate amount of the Financing to an amount which, when taken together with cash available to Parent and Merger Subsidiary and $225,000,000 of available cash of the Company and Company Subsidiaries, that would be less than the Required Amount, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) materially delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, materially less likely to occur in any respect, or (iii) adversely impact in any respect the ability of Parent, Merger Subsidiary or (solely in the case of the Equity Commitment Letters) the Company, as applicable, to enforce its rights against the other parties to the Financing Commitment Letters.

(b) Financing. Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including by using its reasonable best efforts to (i) maintain in effect the Financing Commitment Letters, subject to amendments, modifications, and waivers of the Financing Commitment Letters permitted by Section 5.9(a), (ii) comply with its obligations under the Financing Commitment Letters, (iii) satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary in such Financing Commitment Letters that are within its control, if any, (iv) enforce its rights under the Financing Commitment Letters and (v) consummate the Financing at or prior to the Closing, including by causing the Financing Sources to fund the Financing at or prior to the Closing, in each case, in accordance with the terms of this Agreement and the Financing Commitment Letters.

(c) Information. Upon the reasonable written request of the Company, Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall promptly notify the Company (A) of any material breach (or material threatened breach) or material default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any such breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, (B) of the receipt by Parent or Merger Subsidiary of any written notice or communication from any Financing Source with respect to any (1) material breach (or material threatened breach), material default, termination or repudiation by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of the Financing Commitment Letter or such definitive agreements of which Parent or Merger Subsidiary becomes aware, or (2) material dispute or disagreement between or among any parties to a

Financing Commitment Letter or any definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, and (C) if for any reason Parent or Merger Subsidiary at any time believes that it will not be able to obtain all or any portion of the Financing needed for the Required Amount on the terms, in the manner or from the sources contemplated by the Financing Commitment Letters or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within three (3) Business Days) after the date that the Company delivers a written request therefor to Parent.

(d) No Financing Condition. Parent and Merger Subsidiary each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(e) Company Support.

(i) Prior to the Effective Time, (x) with respect to the following clauses (D), (F) and (H), the Company will, and will cause each of the Company Subsidiaries (and use reasonable best efforts to cause its and their respective Representatives) and (y) otherwise, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries (and its and their respective Representatives) to use its (and their) respective reasonable best efforts, in each case to:

(A) participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of ratings agency presentations and lender meetings in connection with any syndication of the Debt Financing;

(B) provide such financial or other information regarding the Company that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent and the Debt Financing Sources in connection with the timely preparation of customary rating agency presentations, bank information memoranda, credit agreements and similar documents required in connection with the Debt Financing;

(C) reasonably assist Parent in connection with the preparation and registration of (but not executing, unless effective only at or following the Effective Time) any pledge and security documents (including any disclosure schedules thereto) and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(D) furnish Parent and the Debt Financing Sources, as promptly as practicable, with all Required Information. If the Company in good faith reasonably believes that it has provided the Required Information, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 5.9(e)(i)(D) unless Parent or the Debt Financing Source in good faith reasonably believe that the Company has not completed delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, deliver a written notice to the Company to that effect, stating in good faith the specific items of Required Information the Company has not delivered, in which case such Required Information shall be deemed to have been delivered when such specific items have been delivered by the Company. For the avoidance of doubt, the Company shall not be required to prepare or deliver any pro form financial statements, adjustments or projections;

(E) reasonably facilitate the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing Indebtedness (including cooperating in the timely delivery of any required prepayment or redemption notices with respect thereto) and the release and termination of any and all related guarantees and liens, including cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or Company Subsidiaries) on or prior to the Closing Date;

(F) provide executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities;

(G) take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing in accordance with the Debt Commitment Letters (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Company Subsidiary to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing in accordance with the Debt Commitment Letters by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(H) furnish Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, in each case to the extent required by Exhibit D, paragraph 9 of the Debt Commitment Letters, as in effect on the Agreement Date.

(ii) Notwithstanding the provisions of Section 5.9(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent (in each case, to the extent the Company or Company Subsidiaries are entitled to reimbursement for such fees or expenses under this Agreement), (B) enter into any definitive agreement (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing), (C) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (F) enter into or approve any agreement or other documentation (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing) that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date, or (G) take any action that will conflict with or violate its organizational documents as in effect as of the Agreement Date, or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing) will be effective until the Effective Time, and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt

Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than with respect to authorization letters referred to in Section 5.9(e)(i)(F) that is effective prior to the Closing), and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.9 will require (A) any officer or Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.9(e)(i) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve any financing or Contracts related thereto prior to the Effective Time.

(f) Use of Logos. The Company hereby consents to the use of all logos of the Company and the Company Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(g) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors (including current or prospective limited partners) that are or may become parties to the Financing and to any arrangers in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary or with respect to which Parent shall be responsible for any breach thereof by such Person.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and the Company Subsidiaries for all out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and/or any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.9(e), except that Parent shall have no obligation to reimburse (x) any ordinary course amounts payable to Representatives of the Company and the Company Subsidiaries prior to the Closing and (y) any other amounts that would have been incurred regardless of the Financing.

(ii) Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.9(e) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries), except to the extent resulting from the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company, the Company Subsidiaries or its and their respective Representatives. Each of the Persons indemnified pursuant to the immediately preceding sentence (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9(h)(ii), with full rights of enforcement as if a party thereto.

(i) [Reserved].

(j) The obligations under Section 5.9(e) are the sole obligations of the Company and its Affiliates (in their capacity as such) with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, except for a Willful Breach of the provisions of this Section 5.9 that was a material cause of the failure of the Debt Financing to be available, the Company’s breach of or non-compliance with the provisions of this Section 5.9 shall not in and of itself be deemed to result in the failure of any of the conditions to Closing set forth in Article VI or any right to terminate under Article VII.

Section 5.10 Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) to the extent practicable, give Parent the opportunity to review and propose comments with respect to any written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.11 Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Employee Matters.

(a) For purposes of this Section 5.12, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time and who continue employment with Parent, the Surviving Corporation, or any Company Subsidiary immediately following the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time (or, if earlier, the date of a Covered Employee’s termination of employment).

(b) During the Continuation Period, Parent shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee, (i) (A) base salary or hourly rate (as applicable) and (B) annual target cash bonus opportunities and target cash commission opportunities (excluding retention, long-term incentive, change in control or transaction-based, or equity or equity-based incentive opportunities), that are, in each case, no less favorable than those in effect for such Covered

Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding severance, equity or equity-based, nonqualified deferred compensation, change in control, retention, defined benefit pension plan or retiree medical benefits (the “Excluded Benefits”) that are substantially comparable in the aggregate to the benefits (excluding, any Excluded Benefits) provided to such Covered Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee to be provided with severance benefits that are no less favorable than the severance benefits that would have been provided to such Covered Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements set forth in Section 5.12(b)) of the Company Disclosure Schedule immediately prior to the Closing; provided that Parent may condition such payments and benefits upon the execution (and non-revocation) by the applicable Covered Employee of a standard release of claims in a form provided by Parent. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Covered Employees covered by a CBA shall be governed by the applicable CBA until the expiration, modification or termination of such CBA in accordance with its terms or applicable Law.

(c) In the event any Covered Employee first becomes eligible to participate under any group health benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall cause the Surviving Corporation to use commercially reasonable efforts to, for the plan year in which the Effective Time occurs: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the corresponding Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any coinsurance and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan, to the same extent such credit was given under the corresponding Company Employee Benefit Plan in which the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the corresponding Parent Employee Benefit Plan.

(d) As of the Effective Time, Parent shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility to participate purposes including vacation and severance benefit accrual (but excluding credit for any purposes under any Excluded Benefits other than severance benefits) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.12(e) result in any duplication of benefits or compensation for the same period of service.

(e) Without limiting the generality of Section 8.4, nothing in this Section 5.12 shall (i) give any Person other than the parties hereto any right to enforce this Section 5.12; (ii) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, modify for any purpose or terminate any Employee Benefit Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (iii) be construed as an establishment, creation, amendment, modification for any purpose, or termination of any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement at any time, or (iv) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 5.13 Confidentiality. The parties hereto acknowledge that an Affiliate of Parent and the Company have previously executed that certain nondisclosure agreement set forth on Section 5.13 of the Company Disclosure Schedules (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. The Company hereby releases Parent and its Affiliate from the “standstill” provisions contained Sections 7(a)(iv), 7(c) and such other provisions of Section 7 of the Confidentiality Agreement with respect to actions expressly permitted by this Agreement (and Turn/River Management, L.P. is an express third-party beneficiary of the provisions of this Agreement which relate to the Confidentiality Agreement).

Section 5.14 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.15 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.16 Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.17 Payoff Letters. At least three (3) Business Days prior to the anticipated Closing Date (or such shorter period as may be reasonably agreed by Parent), the Company shall use reasonable best efforts to deliver (or cause to be delivered) to Parent (A) one or more customary payoff letters or similar documents reasonably satisfactory to Parent (collectively, the “Payoff Letters”), which Payoff Letters shall (x) specify the aggregate amount of indebtedness for borrowed money (such indebtedness, collectively, the “Bank Debt”) (including principal, interest, fees, expenses and other amounts payable thereunder) owing thereunder (such aggregate amount, the “Payoff Amount”), (y) provide that upon payment of the Payoff Amount, the relevant Bank Debt shall have been paid in full and all guarantees and liens relating to such Bank Debt shall be automatically released, and (z) provide that the Company or its designees shall, upon payment of the Payoff Amount, be authorized to file the documents and instruments described in clause (B) below; and (B) customary lien releases relating to the Bank Debt in form and substance (in recordable form if applicable) sufficient to evidence the complete discharge and termination of all Liens relating to such Bank Debt, including UCC-3 financing statements and intellectual property releases.

Section 5.18 Marketable Securities; Cash. To the extent requested in writing by Parent on no less than five (5) Business Days’ prior notice, on the Business Day prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company or any Company Subsidiaries, and to transfer any cash then held by them in any non-U.S. jurisdiction to the U.S., in each case, so as to permit the net proceeds of such sale or transfer to be used by or at the direction of Parent and Merger Subsidiary as a potential partial source for the payments contemplated by this Agreement (other than any payment of Merger Consideration), including the payment of expenses in connection with the Transactions.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (the “Governmental Approval”).

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

(d) Information Statement. The Information Statement shall have been mailed to the Company’s stockholders materially in accordance with Section 5.4 at least twenty (20) days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 6.2 Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(b) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth in (A) Section 3.2(a) and Section 3.2(b) (the “Capitalization Representations”) shall be true and correct, in each case, except for any de minimis inaccuracies, and (B) Section 3.6(b) shall be true and correct in all respects, in each case, as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except for any de minimis inaccuracies as of such particular date).

(ii) The representations and warranties set forth in Section 3.1, Section 3.2 (other than the Capitalization Representations), Section 3.3(a), Section 3.8 and Section 3.19 that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects or in all respects, as applicable, as of such particular date).

(iii) The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the other representations and warranties addressed in Section 6.2(b)(i) and Section 6.2(b)(ii)) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.

Section 6.3 Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Agreement Date and as of Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before November 7, 2025 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Company fails to obtain the Company Stockholder Approval and deliver the Stockholder Written Consent to Parent within twenty-four (24) hours following the execution of this Agreement; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) after the Stockholder Written Consent shall have been executed and delivered to the Company and Parent; or

(d) by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (x) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if (A) such breach or inaccuracy by Parent or Merger Subsidiary is cured within such notice period or (B) the Company is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case which breach or inaccuracy results in the conditions set forth in Section 6.2(a) or Section 6.2(b) not being capable of being satisfied as of such time); or

(f) by the Company in the event that (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (and remain satisfied throughout the two (2)-Business Day period set forth in clause (iv) of this Section 7.1(f)) (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two (2)-Business Day period set forth in clause (iv) of this Section 7.1(f)) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by clause (iii) of this Section 7.1(f); or

(g) by the Company, at any time prior to 11:59 p.m. New York City time on the Threshold Date, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement to consummate a Superior Proposal; and (ii) substantially concurrently with such termination the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(ii); or

(h) by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) until the earlier of (x) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(h)) if (A) such breach or inaccuracy by the Company is cured within such notice period or (B) if Parent is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case which breach or inaccuracy results in the conditions set forth in Section 6.3(a) or Section 6.3(b) not being capable of being satisfied as of such time; or

(i) by Parent, at any time prior to the delivery to the Company of the Stockholder Written Consent, in the event that the Company Board (or any committee thereof) shall have effected a Change of Recommendation prior to the delivery to the Company and Parent of the Stockholder Written Consent.

Section 7.2 Notice of Termination. In addition to any notice requirements set forth in Section 7.1, a party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.

Section 7.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, partner, affiliate, manager, officer, employee, agent, consultant or representative of such party or parties or any of their respective affiliates) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.7, Section 5.9(h), Section 5.13, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that, subject to Section 7.4(d)(iii) and Section 7.4(d)(iv), nothing herein shall relieve the Company, Parent or Merger Subsidiary from liability for fraud or Willful Breach of this Agreement occurring prior to such termination or for the obligation to pay the Parent Termination Fee or Company Termination Fee (as applicable) to the extent otherwise payable in accordance with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement or the Guaranty, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 7.4 Termination Fees.

(a) Company Termination Fees.

(i) In the event that (A) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(c) or Section 7.1(h) (with respect to a breach of Section 5.3 or Section 5.4), (B) following the execution of this Agreement and prior to the termination of this Agreement, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known or shall be made to the Company or the Company Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of this Agreement, and (C) within twelve (12) months following such termination of this Agreement, any Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to any Competing Acquisition Transaction, then within two (2) Business Days after the consummation of such Competing Acquisition Transaction or entry into such Alternative Acquisition Agreement, as applicable, the Company shall pay, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $119,200,000.

(ii) In the event that this Agreement is terminated pursuant to Section 7.1(g), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 7.1(i), then within two (2) Business Days after demand by Parent (or its designee), the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Parent Termination Fee. In the event that this Agreement is terminated (i) pursuant to Section 7.1(e) or Section 7.1(f), or (ii) pursuant to Section 7.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(f), then, in each case, within two (2) Business Days after any such termination, Parent shall pay to the Company a fee equal to $230,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(c) Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the Company or Parent, as the case may be, for the amount set forth in Section 7.4 or any portion thereof, such non-prevailing party will pay to such other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received (or a lesser rate that is the maximum permitted by applicable Law); provided, that in no event shall Parent or the Company be obligated to pay more than $5,000,000 in the aggregate (the “Enforcement Costs Cap”) under this Section 7.4(c).

(d) Acknowledgement. Each of the parties acknowledges and agrees that:

(i) the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement;

(ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) or Section 7.4(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions;

(iii) without limiting the rights of the Company in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Parent Termination Fee, to the extent payable pursuant to Section 7.4(b), and, if applicable, the costs and expenses of the Company pursuant to Section 5.9 or Section 7.4(c) (subject to the Enforcement Costs Cap) (the sum of such amounts, the “Parent Liability Limitation”), will be the sole and exclusive remedy of the Company Related Parties against (A) Parent, Merger Subsidiary, Guarantors or the Financing Sources or (B) the former, current and future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, representatives and Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Subsidiary, Guarantors, the Financing Sources and each of their respective Affiliates (the “Parent Related Parties”) for any losses arising out of or in connection with this Agreement, the Financing Commitment Letters or the Guaranty (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement). For the avoidance of doubt, in no event shall Parent Related Parties’ maximum aggregate liability exceed the Parent Liability Limitation, and in no event shall any Company Related Party seek or be entitled to recover any money or other damages in excess of the Parent Liability Limitation, in each case arising out of or in connection with this Agreement, the Financing Commitment Letters or the Guaranty (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements; provided that notwithstanding anything in the foregoing to the contrary, each of the parties acknowledges and agrees that none of the Debt Financing Sources will have any liability to any Company Related Party relating to or arising out of this Agreement, any Debt Financing, the Debt Commitment Letters relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. In no event will the Company Related Parties be entitled to receive both damages under this Agreement and the Parent Termination Fee (it being understood that this sentence shall not preclude the Company Related Parties from being entitled to receive amounts pursuant to Section 5.9 and Section 7.4(c) (subject to the Enforcement Costs Cap) to the extent payable by Parent thereunder). The parties hereto acknowledge and agree that, while the Company may pursue both a grant of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1 and payment of the Parent Termination Fee, in no event shall the Company be entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) payment of the Parent Termination Fee or monetary damages; and

(iv) without limiting the rights of Parent in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Company Termination Fee, to the extent payable pursuant to Section 7.4(a), monetary damages (if any) for any fraud or Willful Breach of this Agreement by the Company occurring prior to such termination, and, if applicable, the costs and expenses of Parent pursuant to Section 7.4(c), will, collectively, be the sole and exclusive remedies of the Parent Related Parties against (A) the Company, the Company Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (the “Company Related Parties”) for any loss arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements. In no event shall the Company Related Parties’ aggregate maximum liability exceed an amount equal to $235,000,000 (the “Company Liability Limitation”), nor shall any Parent Related Party seek or be entitled to recover any money or other damages in excess of the Company Liability Limitation, in each case arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment or Supplement. Subject to applicable Law and Section 8.14, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party, and any other purported extension or waiver shall be null and void.

Section 8.3 No Survival. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4 Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement, the Guaranty, and the Financing Commitment Letters, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, subject to the terms of this Agreement, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules and the Parent Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.8 and Section 5.9(h)(ii), (ii) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3, (iii) any claims that the Company may assert against the Equity Financing Sources, if, as and when required, solely to the extent permitted pursuant to the rights of the Company as an express third-party beneficiary under the Equity Commitment Letters pursuant to the express terms and conditions of the Equity Commitment Letters and (iv) as provided in Section 5.13, Section 7.4(d), Section 8.13 and Section 8.14.

Section 8.5 Applicable Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING AND THE TRANSACTIONS CONTEMPLATED THEREBY OR THE PERFORMANCE OR SERVICES THEREUNDER). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, except as otherwise set forth in and subject to Section 7.4, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Subsidiary to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Subsidiary to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if, (i) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived (and remain satisfied throughout the two (2)-Business Day period set forth in clause (v) below), (ii) the Debt Financing has been funded in full in accordance with the terms and conditions thereof, or will be funded in full at the Closing in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded, (iii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iv) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two (2)-Business Day period set forth in clause (v) below) ready, willing and able to consummate the Merger, and (v) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by the foregoing clause (iv).

(d) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any monetary amounts under this Agreement (including in the form of money damages or the Parent Termination Fee), on the other hand.

(e) Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Source Related Parties arising out of, or relating to, this Agreement or any of the transactions contemplated hereby, or the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of

Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process upon such party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 8.8; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed by and construed in accordance with the laws of the State of New York.

Section 8.6 Non-Reliance.

(a) Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received access to (A) books and records, facilities, equipment, contracts and other assets of the Company and (B) the electronic data room hosted by the Company in connection with the Transactions (the “Electronic Data Room”), and (ii) have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (ii) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that, except as otherwise expressly set forth in the representations and warranties made by the Company and contained in Article III, none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(c) Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III or any instrument or other document delivered pursuant to this Agreement, Merger Subsidiary and Parent hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person.

(d) Except as and only to the extent expressly set forth in the representations and warranties made by Parent and contained in Article IV or any instrument or other document delivered pursuant to this Agreement, the Company hereby acknowledges and agrees that neither Parent nor Merger Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business or operations, or the Transactions, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that (x) each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more Affiliates of Parent and (y) each of Parent and Merger Subsidiary may collaterally assign its rights under this Agreement to any of its Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral, in each case, without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.8 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Merger Subsidiary or Parent:

Starlight Parent, LLC

c/o Turn/River Management LP

555 Mission Street, Suite 1750

San Francisco, CA 94105

Attention:  Dominic Ang

Email:    [***]

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention:  Sean Kramer, P.C.

Email:    [***]

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Edward J. Lee, P.C.

      Lee M. Blum

Email:    [***]

        [***]

if to the Company:

SolarWinds Corporation

7171 Southwest Parkway, Building 400

Austin, Texas 78735

Attention: Jason Bliss, Chief Administrative Officer

Email:    [***]

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention:  John J. Gilluly, III, PC

      Brent L. Bernell

      Jeffrey Scharfstein, P.C.

Email:    [***]

        [***]

        [***]

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10 Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. With respect to the determination of any period of time, “from” means “from and including”.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent for review in the Electronic Data Room in connection with this Agreement by 5:30 a.m. Eastern Time on the Agreement Date; or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC at least one (1) Business Date prior to the Agreement Date.

(f) When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; provided, that the foregoing clauses (i) and (ii) shall not apply with respect to the Threshold Date. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g) Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h) References to a Person are also to its permitted successors and assigns.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices”.

Section 8.12 Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 8.13 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Financing Commitment Letters, the Guaranty, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (ii) in no event will a party hereto seek or obtain, nor will it direct any of its Representatives or any other Person to seek or obtain, any monetary recovery or monetary award against any Person that is not a named party hereto or a party thereto (including any Parent Related Party or Company Related Party) with respect to this Agreement, the Financing Commitment Letters, the Guaranty and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by the Financing Sources, Parent or Merger Subsidiary), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Subsidiary, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Subsidiary to the extent expressly provided for in this Agreement or (C) the Guarantors or the Equity Financing Sources (or their respective successors or assigns) to the extent expressly provided for in the Guaranty and the Equity Commitment Letter.

Section 8.14 Debt Financing Sources Protective Provisions. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree: (i) the Debt Financing Sources Protective Provisions (and the defined terms therein and any provision hereof to the extent an amendment, modification, or supplement of such provisions would modify the substance of any of the foregoing sections to the extent relating to the Debt Financing Sources) may not be amended, modified, or supplemented without the prior written consent of the Debt Financing Sources; (ii) that none of the Debt Financing Source Related Parties will have any liability to the Company or any of its Affiliates or its or their respective directors, officers, employees or equityholders relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any other agreement or document related thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, nor shall the Company or any of its Affiliates or equityholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Sources providing such Debt Financing; (iii) the Debt Financing Source Related Parties are expressly intended as third-party beneficiaries of, and may enforce, the Debt Financing Sources Protective Provisions; and (iv) notwithstanding the foregoing, the Debt Financing Sources Protective Provisions shall not in any way limit or modify the rights and obligations of Parent under this Agreement or the Debt Commitment Letter or any Debt Financing Source’s obligations to Parent under the Debt Commitment Letter.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STARLIGHT PARENT, LLC

By:	/s/ Dominic Ang
Name:	Dominic Ang
Title:	President, Treasurer and Secretary

STARLIGHT MERGER SUB, INC.

By:	/s/ Dominic Ang
Name:	Dominic Ang
Title:	President, Treasurer and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLARWINDS CORPORATION

By:	/s/ Sudhakar Ramakrishna
Name:	Sudhakar Ramakrishna
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
Cash Replacement Company PSU Amount	Section 1.5(b)
Cash Replacement Unvested Company RSU Amount	Section 1.5(d)
CBAs	Section 3.14
Change of Recommendation	Section 5.3(d)(i)
claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company Board Recommendation	Section 3.3(b)
Company Board	RECITALS
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Liability Limitation	Section 7.4(d)(iii)
Company Material Contract	Section 3.17(a)
Company Option Merger Consideration	Section 1.5(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.13(a)
Company Related Parties	Section 7.4(d)(iii)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Company	Preamble
Confidentiality Agreement	Section 5.13
Continuation Period	Section 5.12(a)
Covered Employees	Section 5.12(a)
D&O Insurance	Section 5.8(c)
D&O Insurance Tail	Section 5.8(c)
debt	Section 4.8
Debt Commitment Letters	Section 4.10(a)
Debt Financing	Section 4.10(a)
Debt Financing Sources	Section 4.10(a)
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)

Electronic Data Room	Section 8.6(a)
Equity Commitment Letters	Section 4.10(a)
Equity Financing	Section 4.10(a)
Equity Financing Sources	Section 4.10(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Financing	Section 4.10(a)
Financing Commitment Letters	Section 4.10(a)
Financing Sources	Section 4.10(a)
Government Antitrust Entity	Section 5.5(d)(i)
Governmental Approval	Section 6.1(b)
Guarantors	RECITALS
Guaranty	RECITALS
Indemnified Persons	Section 5.8(a)
Information Statement	Section 5.4(b)
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Notice Period	Section 5.3(e)(ii)
Parent Disclosure Schedules	Article IV
Parent Employee Benefit Plan	Section 5.12(c)
Parent Liability Limitation	Section 7.4(d)(iii)
Parent Related Parties	Section 7.4(d)(iii)
Parent Termination Fee	Section 7.4(b)
Parent	Preamble
Payoff Amount	Section 5.17
Payoff Letters	Section 5.17
Permits	Section 3.12(d)
Required Amount	Section 4.10(a)
SEC	Article III
Solvent	Section 4.8
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.10
Vested Company RSU Merger Consideration	Section 1.5(c)
Willful Breach	Section 7.3

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in (x) such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company or (y) the holders of Company Common Stock immediately preceding such transaction holding less than 80% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction; or (iii) any sale, lease, exchange, license, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“A&R Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, effective as of October 18, 2021 (as amended, modified or supplemented), by and among the Company and the Principal Stockholders.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, restricting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or controlled by the Company or any Company Subsidiary and used in the conduct of the Company’s and the Company Subsidiaries’ businesses.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.

“Code” means U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Earned PSU” means an award of performance stock units granted pursuant to a performance share unit agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that was once subject to performance-based vesting conditions and the applicable performance level and the number of shares eligible to vest with respect to which was determined prior to the Agreement Date.

“Company Employee” means any current employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any written employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary who is a natural person.

“Company Employee Benefit Plan” means an Employee Benefit Plan in each case that is maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary could at any relevant time be considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) including with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate has or would reasonably be expected to have any current or contingent liability or obligation.

“Company Equity Awards” means the Company Options, Company RSUs and Company PSUs.

“Company ESPP” means the SolarWinds Corporation 2018 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned, or purported to be owned, by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(i) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world generally, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United

States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index (provided that the underlying causes of such declines with respect to Company Common Stock (subject to the other provisions of this definition) shall not be excluded);

(iv) regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world generally or acts of war (whether or not declared), armed or unarmed hostilities or attacks (including any widespread cybersecurity breaches, social unrests and protests, generally), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v) any actions taken or failure to take action, in each case, to which Parent has expressly consented to or requested in writing (including via email after the Agreement Date (except pursuant to Section 5.2)), or the taking of any action expressly required by this Agreement (except pursuant to Section 5.2);

(vi) any changes after Agreement Date in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;

(vii) the announcement of this Agreement, and the pendency or completion of the Transactions, including the identity of Parent, or the impact thereof on (A) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (B) the termination of (or the failure of any third party to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners of the Company, and (C) any other negative development in the Company’s and the Company Subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners (it being understood that this clause (vii) shall not apply with respect to any representation and warranty contained in this Agreement to the extent that it expressly addresses consequences of the execution, delivery or performance of this Agreement);

(viii) any natural disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic (including COVID-19), epidemic, disease outbreak or public health event, or other force majeure events in the United States or any other country or region in the world;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes to price or volume or failures may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded by this definition);

(x) the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary (provided that the underlying causes of any such availability or cost may be taken into account in determining whether a Company Material Adverse Effect has occurred, to the extent not otherwise excluded by this definition); or

(xi) any Transaction Litigation;

except, in each case of clauses (i), (ii), (iii), (iv), (vi) and (viii), to the extent that such events, effects, occurrences, facts, circumstances, conditions or changes have had a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which the Company and its Subsidiaries conduct business.

“Company Option” means an option to purchase shares of Company Common Stock outstanding immediately before the Effective Time granted pursuant to a Stock Plan.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services that the Company or any Company Subsidiary have marketed, offered, sold, licensed, provided, or distributed since January 1, 2023.

“Company PSU” means an award of restricted stock units granted pursuant to a fiscal year 2024 performance share unit agreement of the Company outstanding immediately before the Effective Time under any Stock Plan that is subject to performance-based vesting conditions and the applicable performance level with respect to which has not yet been determined as of the Agreement Date and which will in accordance with its terms as of the Agreement Date be determined by the Company prior to Closing. Company PSUs shall not include any Company Earned PSUs.

“Company RSU” means an award of restricted stock units granted pursuant to a restricted stock unit agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, which shall (i) include Company Earned PSUs and (ii) exclude Company PSUs.

“Company Time Vesting RSU” means a Company RSU that is not a Company Earned PSU.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” and “80%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment (except, in each case, ordinary course of business purchase orders).

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the processing of Personal Information or otherwise relating to data privacy, data security, or Security Breach notification requirements and applicable to the Company, any Company Subsidiary, or any of the Business Systems: (i) the Company’s own written rules, policies, and procedures (including website privacy policies and internal information security procedures); (ii) all applicable Laws (“Privacy Laws”); (iii) industry and self-regulatory standards by which the Company or any Company Subsidiary is legally bound (including, if applicable, the PCI DSS); and (iv) relevant provisions of any Company Material Contract into which the Company or any Company Subsidiary has entered into or by which it is otherwise legally bound.

“Debt Financing Source Related Parties” means the Debt Financing Sources, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives and their successors and permitted assigns, in each case, solely in their capacities as such.

“Debt Financing Sources Protective Provisions” means Section 7.4, Section 8.1, Section 8.4, Section 8.5(b), Section 8.5(e) and Section 8.14.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section § 3(3) of ERISA); and (ii) each other employee benefit plan or compensation, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to Section § 3(3) of ERISA).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all Laws concerning pollution, protection of the environment or human health and safety (as each concerns exposure to Hazardous Materials), or relating to Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Foreign Antitrust Laws” means the Antitrust Laws of any jurisdiction outside of the United States.

“Foreign Investment Laws” means any federal, state, local, domestic, foreign, international or supranational laws (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, award, decree, ruling or other similar requirement in effect from time to time that are designed or intended to prohibit, restrict, regulate or screen foreign investments into such jurisdiction or country.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Government Contract” means any Contract (i) between the Company or any Company Subsidiary on one hand and any Governmental Authority on the other or (ii) by or between the Company or any Company Subsidiary and a higher-tier contractor, at any level, in connection with any Contract with a Governmental Authority.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court or tribunal of competent jurisdiction.

“Hazardous Materials” means any materials, substances or wastes for which liability or standards of conduct may be imposed as of the Closing Date and pursuant to any Environmental Law, including petroleum or petroleum byproducts, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, all (a) indebtedness of such Person for borrowed money (other than letters of credit, surety bonds or bank guarantees), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) all indebtedness of such Person for the deferred or unpaid purchase price of property or services (including any earnout) payable, (d) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, solely to the extent drawn and payable thereunder, (e) all obligations of such Person under leases categorized as capital leases in its financial statements, and (f) all indebtedness of another Person referred to in clauses (a) through (e) above guaranteed by such Person; provided, that “Indebtedness” shall not include (i) accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business; (ii) liabilities or obligations solely between the Company and any wholly owned Company Subsidiary or solely between any wholly owned Company Subsidiaries; or (iii) obligations under any interest rate, currency or other hedge or swap, derivative obligation or other similar arrangement.

“Intellectual Property Rights” means any and all intellectual property or proprietary rights throughout the world, including all rights in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all disclosures, reissues, revisions, divisions, renewals, extensions, reexaminations, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all Trade Secrets and similar rights in confidential information, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specification, and materials; (iii) copyrights and all other rights in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks, indicia of source, and service marks, and all goodwill associated therewith (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules after reasonable inquiry of such individual’s direct reports regarding the matter at issue and (b) Parent or Merger Subsidiary, the actual knowledge of those individuals set forth in Section 1.0(b) of the Parent Disclosure Schedules after reasonable inquiry of such individual’s direct reports regarding the matter at issue. With respect to Company Intellectual Property, “Knowledge” or “Known” does not require the Company to conduct, have conducted, obtain, have obtained, review or have reviewed any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Company Intellectual Property clearance searches or search for or review any prior art.

“Law” means any statute, law, act, ordinance, regulation, rule, code, constitution, treaty, common law, Order or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, suit, litigation, charge, complaint, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, license, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Malicious Code” means any malicious, unauthorized surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any malicious, unintended manner the operation of any Business System, Software, hardware or other business processes or in order to misuse, gain unauthorized access to, or misappropriate any Protected Data (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).

“Material Legal Proceeding” means (i) any material Legal Proceeding and (ii) any Legal Proceeding brought by any Governmental Authority, excluding, in each case, any Transaction Litigation.

“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, award, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements; (iii) Liens affecting the interest of the grantor of any easements benefiting any real property; (iv) other than with respect to material Registered Intellectual Property of the Company and its Subsidiaries, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (v) zoning, building and other similar Laws (excluding violations thereof) with respect to real property regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon; (vi) Liens discharged at or prior to the Closing; (vii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (viii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable

Law; (ix) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (x) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; and (xi) Liens securing obligations under any indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract relating to the borrowing or lending of Indebtedness of the Company as in effect as of the Agreement Date.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means (i) any data that identifies a particular individual natural Person, or (ii) any other data that is defined as personal information, personally-identifiable information, or personal data under any Company Material Contract, or Privacy Law applicable to the Company or the Company Subsidiaries.

“Principal Stockholders” means, collectively, (i) Silver Lake Partners IV, L.P.; Silver Lake Technology Investors IV, L.P.; Silver Lake Technology Associates IV, L.P.; and SLP Aurora Co-Invest, L.P.; and (ii) Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P.

“Protected Data” means Personal Information, data subject to the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”), the Company’s and Company Subsidiaries’ own confidential or proprietary information, and all data and information for which the Company or any Company Subsidiary is required by Law, privacy policy, or Company Material Contract to safeguard or keep confidential.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, issuance, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

“Required Information” means the information required by Exhibit D, paragraph 4 of the Debt Commitment Letters, as in effect on the Agreement Date.

“Sanctioned Country” means any country or region or government thereof that is the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S.

Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country or the government of Venezuela; (iii) any Person that is, in the aggregate, 50 percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Breach” means any (i) unauthorized access or use of any of the Business Systems, (ii) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Protected Data, or (iii) any successful phishing incident or ransomware attack.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means, collectively, the SolarWinds Corporation Equity Plan and the SolarWinds Corporation 2018 Equity Incentive Plan and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal made by any Person (which shall not include in whole or in part any Principal Stockholder or any of their respective Affiliates or Representatives) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (i) to be reasonably likely to be consummated in accordance with its terms if accepted; and (ii) if consummated, would be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, the identity of the Person making the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, severance, stamp tax, sales tax, use tax, premium and windfall profits tax, property tax, escheat and unclaimed property obligations, business tax, environmental tax, withholding tax, employment tax, social security (or similar) tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedules, attachments, amendments or supplements of any of the foregoing.

“Threshold Date” means the later of (i) March 9, 2025, and (ii) if the Company has provided a Determination Notice to Parent prior to March 9, 2025, in accordance with Section 5.3(e) with respect to a Superior Proposal, the end of the applicable Notice Period.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore.

“Trade Controls” means all applicable U.S. or non-U.S. Laws relating to (i) export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation; (ii) economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council; and (iii) antiboycott requirements.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company RSU” means a Company RSU (or portion thereof) that is not a Vested Company RSU.

“Vested Company RSU” means a Company RSU (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the Agreement Date as a result of the consummation of the Transactions.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.